LETTER AGREEMENT
                                ----------------
Henderson Global Funds
737 N. Michigan, Suite 1700
Chicago, Illinois  60611

         This Agreement is made as of this 20th day of April 2009 between HENDERSON GLOBAL FUNDS, a Delaware statutory trust (the "Trust") and HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC., a Delaware corporation (the "Adviser").

         WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement dated August 31, 2001, as amended by letter agreements dated September 24, 2003, April 30, 2004, August 1, 2005, January 31, 2006, August 1, 2006, November 30, 2006, January 31, 2008 and August 29, 2008, under which the Trust has agreed to retain the Adviser to render investment advisory and management services to the Henderson European Focus Fund, Henderson Global Equity Income Fund, Henderson Global Opportunities Fund, Henderson Global Real Estate Equities Fund, Henderson Global Technology Fund, Henderson Industries of the Future Fund, Henderson International Equity Fund, Henderson International Opportunities Fund, Henderson Japan-Asia Focus Fund and Henderson Worldwide Income Fund (the "Existing Portfolios"), and the Adviser has agreed to render such services to the Existing Portfolios, together with any other Trust portfolios that may be established later (collectively, the "Portfolios" and individually a "Portfolio");

         WHEREAS, pursuant to Paragraph 2 of the Advisory Agreement, the Trust hereby notifies the Adviser of its desire to retain the Adviser to render investment advisory and management services to one additional portfolio to be known as the Henderson Money Market Fund (the "New Portfolio"); and

         WHEREAS, by signing this Agreement below, the Adviser agrees to render such services, whereupon the New Portfolio shall become a Portfolio under the Advisory Agreement.

         NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Trust and the Adviser agree as follows:

1. The Trust hereby appoints the Adviser as investment adviser and manager for the New Portfolio under the Advisory Agreement and the Adviser hereby accepts such appointment and agrees to perform the services and duties set forth in the Advisory Agreement on the terms set forth therein, except as otherwise provided in this Agreement.

2. This Agreement shall become effective as of the date first above written with respect to the New Portfolio and, unless sooner terminated as provided in Paragraph 7 of the Advisory Agreement, shall continue until August 30, 2010 with respect to the New Portfolio. Thereafter, this Agreement will be extended with respect to the New Portfolio for successive one-year periods ending on August 30 of each year, subject to the provisions of Paragraph 7 of the Advisory Agreement.

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3.       For the services provided and the expenses assumed under this
         Agreement, the Trust shall pay the Adviser a fee for the New Portfolio, computed daily and payable monthly, at an annual rate equal to 0.10% of average daily net assets, provided however that no such fee shall be due or payable for each day the New Portfolio has invested substantially all of its investable assets in another registered investment company pursuant to a master-feeder structure.

4. All the other terms and conditions of the Advisory Agreement shall remain in full effect.

5. This Agreement is hereby incorporated by reference into the Advisory Agreement and is made a part thereof. In case of a conflict between this Agreement and the Advisory Agreement, the terms of the Advisory Agreement are controlling.

         IN WITNESS WHEREOF, the Trust and the Adviser have cause this Agreement to be executed as of the day and year first above written.

                                                 HENDERSON GLOBAL
                                                 FUNDS, on behalf of
                                                 Henderson Money
                                                 Market Fund


                                                 By:  /s/ Scott E. Volk
                                                      -----------------
                                                      Name: Scott E. Volk
                                                      Title: Vice President

                                                 HENDERSON GLOBAL INVESTORS
                                                 (NORTH AMERICA) INC.


                                                 By:  /s/ Chris Yarbrough
                                                      -------------------
                                                      Name: Chris Yarbrough
                                                      Title: Corporate Secretary

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